Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Aptevo Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance under the 2018 Stock Incentive Plan (As Amended And Restated)	Rule 457(c) and Rule 457(h)	500,000(2)	$4.60	$2,300,000.00	0.0000927	$213.21
Total Offering Amounts					$2,300,000.00		$213.21
Total Fee Offsets							$ -
Net Fee Due							$213.21

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall be deemed to cover any additional shares of Common Stock, $0.001 par value per share (the “Common Stock”) of Aptevo Therapeutics Inc. (the “Company”) that become issuable under the 2018 Stock Incentive Plan (As Amended And Restated) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)	Represents shares of Common Stock being registered for the first time pursuant to the Plan.
(3)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act based upon the average of the high and low sale prices of the Common Stock as reported on the Nasdaq Stock Market on June 1, 2022.